SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 30, 2003

Date of Report (Date of earliest event reported)

TARANTELLA, INC.

(Exact name of registrant as specified in its charter)

California	000-21484	94-2549086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

425 Encinal Street

Santa Cruz, California 95060

(Address of principal executive offices)

(831) 427-7222

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Regulation FD Disclosure

On October 1, 2003, Tarantella, Inc. issued a press release announcing that the Company has entered into a Purchase Agreement dated September 29, 2003, by and among Tarantella, Inc. and certain investors named therein (the “Agreement”). Pursuant to the Agreement, Special Situations Funds purchased 1,462,500 shares and Vertical Ventures purchased 487,500 shares of the Company’s common stock at the average closing bid price per share for the last five trading days, or $1.156 per share. The transactions contemplated in the Agreement closed on September 30, 2003.

The Agreement also includes accompanying warrants to purchase an aggregate of 1,950,000 shares (at equal numbers of shares purchased by each investor) at a price of $1.395 per share. The warrants are exercisable within five years and after registration of the shares and warrant shares. Tarantella has the right, in certain circumstances, to require certain portions of these warrants be exercised. However, no one investor may exercise warrants if the exercise increases that investor’s holding to 20% or more of the Company’s then current outstanding shares.

Further, the Company has an obligation to file a registration statement for the registration of the shares and warrants and in the event the shares are not registered in a timely manner, the Company shall pay damages to the investors of 1% per month of the aggregate amount invested.

The foregoing description of the Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement, the form of warrant, and the Registration Rights Agreement, copies of which are filed as exhibits hereto.

The full text of the press release is attached hereto as Exhibit 99.1.

Item 7.	Financial Statements and Exhibits.

99.1	Press release dated October 1, 2003.

99.2	Purchase Agreement

99.3	Registration Rights Agreement

99.4	Form of Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARANTELLA, INC.

Date: October 1, 2003	By:	/s/ Steven M. Sabbath
Steven M. Sabbath
Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated October 1, 2003.

99.2	Purchase Agreement

99.3	Registration Rights Agreement

99.4	Form of Warrant